Exhibit 4

DLNL, LLC

1502 Highland Colony Pkwy

Suite 200

Ridgeland, MS 39157

April 14, 2025

Members of DLNL, LLC

c/o Cal-Maine Foods, Inc.

1052 Highland Colony Pkwy

Suite 200

Ridgeland, MS 39157

Ladies and Gentlemen:

Please refer to that certain Amended and Restated Limited Liability Company Operating Agreement, dated as of February 25, 2025 (as amended or modified, the “Operating Agreement”), by and among DLNL, LLC (“Daughters’ LLC”), Adolphus B. Baker, as the sole Managing Member (the “Managing Member”), and the other Members (as defined in the Operating Agreement) of Daughters’ LLC. Capitalized terms used but not otherwise defined in this letter agreement shall have the respective meanings assigned to them in the Operating Agreement.

Section 18.3 of the Operating Agreement provides that the Operating Agreement may be amended upon the consent in writing of the Managing Member and by all Members holding Membership Certificates representing not less than a majority of the voting power of the Units at the time. The Managing Member and all other Members have executed this letter agreement in order to amend the Operating Agreement in the manner set forth below.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree as follows:

1. Redemption of Class A Shares Permitted Under Limited Circumstances. Section 7.1 and Section 7.2 of the Operating Agreement are hereby amended and restated in their entirety as follows:

7.1 Redemption of Class A Shares Only Under Limited Circumstances. Except as otherwise permitted by Section 12.5(a)(vii) and the penultimate sentence of this Section 7.1, a Member shall not be permitted to redeem, and the LLC and Managing Member shall have no power or right to redeem from any Member, Class A Units, and no Member shall have any right to receive from the LLC Class A Shares, in each case, until the dissolution and liquidation of the LLC. Except as otherwise permitted by Section 12.5(a)(vii), any purported redemption of Class A Units or receipt of Class A Shares from the LLC before the dissolution and liquidation of the LLC shall be void. Notwithstanding any provision in this Agreement to the contrary, including, without limitation, Section 2.5(a), Section 5.2(d) and Section 7.4, if a Member desires to redeem any or all of his or her Class A Units for Class A Shares in accordance with Section 12.5(a)(vii) to facilitate or effect a transfer or sale of the Common Shares underlying such Class A Shares (including, without limitation, a transfer to a charitable donor advised fund), which sale or transfer is in compliance with the Agreement Regarding Conversion and applicable federal and state securities laws, then such Member shall, with respect to such Class A Units and Class A Shares, follow the procedures set forth in subparagraphs (a), (b), (d) and (e) of Section 7.3 for Common Units and Common Shares, mutatis mutandis. Notwithstanding the provisions of Section 5.1, Section 5.2 or Section 10.2, (x) no Member is required to contribute to the LLC any Class A Shares acquired by such Member upon redemption of Class A Units in accordance with this Section 7.1 and (y) no such Class A Shares shall constitute Contributed Shares under this Agreement.

7.2 Conversion. Except as otherwise permitted by Section 12.5(a)(vii) or Section 12.7, the LLC shall not convert any Class A Shares held by the LLC into Common Shares during the term of this Agreement. If any or all of the Class A Shares held by the LLC are converted in a manner that does not breach the provisions of this Agreement, then:

(a) the Common Shares received by the LLC upon such conversion shall be held, voted and/or transferred by the LLC in accordance with the provisions of this Agreement;

(b) each Member’s Class A Units shall automatically convert into the number of Common Units equal to the number of Common Shares issued upon conversion with respect to the Class A Shares underlying such Member’s Class A Units; and

(c) in order to evidence that such conversion of Class A Units has occurred, each Member shall have the right to exchange his or her Membership Certificate(s) formerly representing Class A Units for a Membership Certificate representing Common Units, which exchange will be made in compliance with Article VI; provided, however, that if such Member elects not to receive a replacement Membership Certificate, any Membership Certificate(s) for Class A Units that such Member holds shall be deemed to represent the Common Units into which such Class A Units were automatically converted.

2. Consent Required to Approve Redemption of Class A Units. Section 12.5(a)(vii) of the Operating Agreement is hereby amended and restated in its entirety as follows:

(vii) converting any Class A Shares into Common Shares or redeeming any Class A Units for Class A Shares.

3. Acknowledgement of Non-Economic Rights and Obligations of the Managing Member.

(a) Section 12.2 of the Operating Agreement is hereby amended and restated with the addition of the following as the third paragraph therein:

Notwithstanding any provision in this Agreement to the contrary, the Membership Interest of the Managing Member shall include, and shall empower the Managing Member to exercise, any and all rights, powers and benefits to which the Managing Member (in that capacity) is entitled as provided in this Agreement, together with all obligations of the Managing Member (in that capacity) to comply with the terms and provisions of this Agreement, regardless of whether the Managing Member also holds any Class A Units or Common Units. This Membership Interest held by the Managing Member (separate and apart from any interest that the Managing Member may have by virtue of ownership, if any, of Common Units or Class A Units) is non-economic and does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Company.

(b) In order to reflect the acknowledgment of non-economic rights and obligations of the Managing Member set forth in Section 3(a), the definition of “Membership Interest” in Section 1.1 of the Operating Agreement is amended and restated in entirety as follows:

“Membership Interest” means an interest in the LLC owned by a Member, including such Member’s right (based on the type and class of Unit or Units held by such Member), as applicable, to any or all of the following: (a) to a distributive share of net income, net losses and other items of income, gain, loss and deduction of the LLC; (b) to a distributive share of the assets of the LLC; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. With the exception of the Membership Interest of the Managing Member described in Section 12.2, the Membership Interest of each Member shall be expressed as a number of Class A Units or Common Units, which Units shall be equal to the number of Class A Shares or Common Shares, as applicable, that such Member contributed in exchange for such Units, taking into account permitted conversions and redemptions. Exhibit F sets forth, as of the Restatement Date, the number of Class A Units and Common Units held by each Member, together with the number Class A Shares or Common Shares, as applicable, contributed by or on behalf of such Member in exchange for such Units.

(c) In order to reflect expansion of the term “Membership Interest” set forth in Section 3(b), the definition of “Unit” in Section 1.1 of the Operating Agreement is changed to “Units” and is amended and restated to read in its entirety as follows:

“Units” means, collectively, (a) the Membership Interest of the Managing Member described in Section 12.2, and (b) each unit representing a fractional part of the other Membership Interests of the Members and shall include all other types and classes of Units, including the Class A Units and the Common Units; provided, however, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

4. Conforming Modifications to the Form of Redemption Request. In order to reflect that this letter agreement amends the Operating Agreement to permit the redemption of Class A Units under limited circumstances, the form of redemption request attached to the Operating Agreement as Exhibit E is hereby amended and restated in its entirety to read in the form attached to this letter agreement.

5. Member Consent to Redemption by Adolphus B. Baker of Class A Units.

(a) In accordance with Section 12.5(a)(vii) of the Operating Agreement, the Managing Member and the Members consent to the redemption by Adolphus B. Baker of all Class A Units held by him in exchange for Class A Shares in order to facilitate or effect a transfer or sale of the Common Shares underlying such Class A Shares, which sale or transfer shall be in compliance with the Agreement Regarding Conversion and applicable federal and state securities laws; provided, however, that such consent is expressly conditioned upon (a) Mr. Baker’s redeeming all of his Class A Units at one time if he redeems any of his Class A Units, (b) Mr. Baker’s not transferring to any Person any Class A Shares received upon such redemption, (c) if Mr. Baker converts any of such Class A Shares into Common Shares, he will convert all of such Class A Shares at the same time, and (d) Mr. Baker’s not converting any Class A Shares prior to such time as the Daughters’ LLC would be permitted to do so under the Agreement Regarding Conversion.

(b) The undersigned Adolphus B. Baker hereby acknowledges the conditions imposed by Section 5(a) and agrees that (i) he will redeem all of his Class A Units at one time if he redeems any of his Class A Units, (ii) he will not transfer to any Person any Class A Shares received upon such redemption, (iii) if he converts any of such Class A Shares into Common Shares, he will convert all of such Class A Shares at the same time, and (iv) he will not convert any Class A Shares prior to such time as the Daughters’ LLC would be permitted to do so under the Agreement Regarding Conversion.

(c) The Members acknowledge and agree that (i) even though Adolphus B. Baker will not own any Class A Units or Common Units if he redeems his Class A Units as authorized above, he will nevertheless remain Managing Member in accordance with the Operating Agreement, and (ii) in such capacity, he shall continue to hold the non-economic Membership Interest described in Section 12.2 of the Operating Agreement.

(d) Cal-Maine Foods, Inc. shall be a third party beneficiary of this Section 5.

6. No Other Amendment. Except to the extent any provisions of the Operating Agreement are expressly amended, modified or consented to in Sections 1 through 5 of this letter agreement, all terms and conditions of the Operating Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this letter agreement and the Operating Agreement, the provisions of this letter agreement shall prevail and control.

7. Ratification and Confirmation. Except as expressly amended hereby, the Operating Agreement is hereby ratified and confirmed. Upon execution by all the Parties, this letter agreement will become a binding agreement of the Parties governed by the laws of the state of Delaware, subject to applicable principles of conflicts of law. This letter may be executed in multiple counterparts, each of which taken together shall constitute one and the same instrument.

[Signature Page Follows; Remainder of Page Intentionally Left Blank]

Sincerely,

DLNL, LLC

By:	/s/ Adolphus B. Baker
Adolphus B. Baker
Managing Member

Accepted and Agreed:

/s/ Adolphus B. Baker
Adolphus B. Baker, as Managing Member and, for purposes of Section 5(b), in his individual capacity

/s/ Dinnette Adams Baker
Dinnette Adams Baker

/s/ Luanne Adams
Luanne Adams

/s/ Nancy Adams Briggs
Nancy Adams Briggs

/s/ Laurel Adams Krodel
Laurel Adams Krodel

[Signature Page to Letter Agreement Modifying the
Amended and Restated Limited Liability Company Operating Agreement of DLNL, LLC]

EXHIBIT E

REDEMPTION REQUEST

Dated: ________________, 20_____

To the Managing Member of DLNL, LLC

The undersigned hereby requests the redemption of [Class A Units] [Common Units] of the LLC pursuant to Section 7.3 of the Amended and Restated Limited Liability Company Operating Agreement dated as of February 25, 2025 by and among DLNL, LLC (the “LLC”), Adolphus B. Baker, as Managing Member, and the other Members of the LLC (as amended in accordance with its terms, the “LLC Operating Agreement”). Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the LLC Operating Agreement.

The undersigned hereby requests the redemption of __________ [Class A Units] [Common Units] in exchange for an equivalent number of [Class A Shares] [Common Shares] of Cal-Maine Foods, Inc. (the “Company”). [In accordance with Section 7.3(c) of the LLC Agreement, the undersigned Member has elected not to exchange the undersigned’s Membership Certificate(s) representing Class A Units for replacement Membership Certificate(s). As a result, in accordance with Section 7.3(c) of the LLC Agreement, the undersigned’s Membership Certificate(s) represent the Common Units into which the undersigned’s Class A Units were converted.]

[Such redemption is being requested pursuant to Section 7.1, Section 7.3(a) and Section 12.5(a)(vii) to facilitate or effect a transfer or sale of [Common Shares underlying the Class A Shares underlying such Class A Units] [underlying Common Shares], which sale or transfer is in compliance with the Agreement Regarding Conversion and applicable federal and state securities laws.]

[Such redemption is being requested pursuant to Section 7.3(b) to effect a transfer to a charitable donor advised fund.]

[Such redemption is being requested pursuant to Section 7.3(c) for the following purposes: _________________________________________________________. Delivered with this notice is documentation supporting the number of [Common Units] requested to be redeemed for such purposes.]

Delivered with this request is Membership Certificate(s) No(s). ________ registered in the name of the undersigned Member. To the extent this request is approved by the Managing Member, please (i) cause a certificate representing ___________ [Class A Shares] [Common Shares] to be transferred to and registered in the name of the undersigned Member, equal to the __________ [Class A Units] [Common Units] being redeemed, and (ii) issue a new Membership Certificate to the Member for ________ [Class A Units] [Common Units], representing the number of [Class A Units] [Common Units] that are not being redeemed and that will continue to be owned by the undersigned Member after the redemption.

Member